Exhibit 99.1

Devon Energy Corporation 333 West Sheridan Avenue Oklahoma City, OK 73102-5015

NEWS RELEASE

Devon Energy Reports First-Quarter Results

OKLAHOMA CITY - May 2, 2017 - Devon Energy Corp. (NYSE: DVN) today reported operational and financial results for the first quarter of 2017. Also included within the release is the company’s guidance outlook for the second quarter and full-year 2017.

Highlights

•	Oil production from U.S. resource plays exceeds expectations

•	Operational momentum builds with strong results from new well activity

•	Higher-value production expands operating cash flow by 54 percent

•	Low cost structure to further improve by year end

•	Multi-year production growth and cash flow expansion targets on track

“Devon’s development programs delivered strong growth in high-value production, significantly enhancing profitability in the first quarter,” said Dave Hager, president and CEO. “Driven by outstanding well productivity from our U.S. resource plays, light-oil production increased by 17 percent in the quarter, exceeding guidance by a wide margin. Importantly, we were able to deliver this outperformance with a low cost structure that is expected to further improve as we progress through the year.”

“Looking ahead, we expect our operational momentum to build as we continue to accelerate investment across our world-class U.S. drilling programs and shift to full-field development,” said Hager. “With excellent first-quarter results in hand, we are firmly on track to achieve our multi-year growth targets and deliver peer-leading cash flow expansion.”

U.S. Resource Plays Drive Oil and Top-Line Production Beat

Devon’s oil-driven capital program delivered strong production results in the first quarter. Oil production averaged 261,000 barrels per day, a 7 percent increase compared to the fourth quarter of 2016. This result exceeded the top end of the company’s guidance range by 5,000 barrels per day.

The strong growth in oil production was driven entirely by Devon’s U.S. resource plays, where the company is attaining the highest margins within its portfolio. In total, U.S. oil production reached 123,000 barrels per day in the first quarter, a 17 percent increase compared to the previous quarter. The robust production growth was largely attributable to higher completion activity across the company’s Eagle Ford and STACK operations.

In Canada, production from Devon’s heavy-oil operations averaged 138,000 barrels per day in the first quarter, a 9 percent increase year over year. This growth was driven by the company’s Jackfish complex, where gross production increased to a record 125,100 barrels per day in the quarter, exceeding nameplate capacity by nearly 20 percent.

Overall, total companywide production averaged 563,000 oil-equivalent barrels (Boe) per day in the first quarter, a 5 percent increase compared to the fourth quarter of 2016. With Devon’s strong growth in higher-value production, oil is the largest component of Devon’s product mix at 46 percent.

Operational Momentum Builds in U.S. Resource Plays

Devon continued to accelerate investment across its asset portfolio and exited the first quarter with 15 rigs running (includes Eagle Ford partner activity). With these higher activity levels, the company continued to build operational momentum across its world-class U.S. resource plays by commencing production on more than 70 new wells in the quarter that achieved 30-day rates averaging 1,800 Boe per day.

For additional details regarding these prolific well results and other information about Devon’s E&P operations, please refer to the company’s first-quarter 2017 operations report at www.devonenergy.com. Highlights from the report include:

•	Wolfcamp program achieves record well result

•	Woodford Shale delivering strong well productivity in Hobson Row

•	STACK appraisal activity confirms fourth landing zone

•	Eagle Ford “diamond stack” pilot successful

•	Jackfish 3 exceeds nameplate capacity by more than 30 percent

•	Powder River Basin produces prolific well results

Upstream Revenue Advances and EnLink Profitability Expands

Revenue from oil, natural gas and natural gas liquids sales totaled $1.3 billion in the first quarter, a 59 percent improvement compared to the first quarter of 2016. The strong year-over-year revenue growth was driven by higher commodity price realizations and a shift in Devon’s product mix to higher-margin oil production.

The company’s midstream business generated $207 million of operating profit in the first quarter, driven entirely by Devon’s strategic investment in EnLink Midstream. Devon has a 64 percent ownership in EnLink’s general partner (NYSE: ENLC) and a 24 percent interest in the limited partner (NYSE: ENLK). In aggregate, the company’s ownership in EnLink has a market value of approximately $4 billion and is expected to generate cash distributions of approximately $270 million annually.

Low Cost Structure to Further Improve by Year End

Devon’s successful cost-reduction initiatives have achieved more than a $1 billion of annualized operating and general and administrative expenses (G&A) savings compared to peak levels in 2014. In the first quarter, Devon continued to effectively control costs with lease operating expenses (LOE) totaling $386 million or $7.62 per Boe. This result was in line with company guidance and was $58 million lower than the first quarter of 2016.

G&A expenses were also in line with expectations, amounting to $181 million in the quarter. Excluding costs associated with EnLink, Devon’s overhead expense for the quarter was $145 million. Devon’s first-quarter G&A expense included $27 million of non-cash stock compensation.

Importantly, the company’s low cost structure is expected to further improve on a per-unit basis in the second half of 2017. This per-unit improvement is driven by the combination of higher production rates from the company’s U.S. resource plays and relatively flat LOE costs, resulting from efficiency gains within its field operations.

Financial Strength Provides Significant Flexibility

Devon’s financial position remains exceptionally strong, with investment-grade credit ratings and excellent liquidity. The company exited the first quarter with $2.1 billion of cash on hand and, having made $2.5 billion of debt repayments in 2016, Devon has no significant debt maturities until mid-2021.

Further bolstering financial strength is the company’s attractive hedge position in 2017. Devon currently has more than 50 percent of its estimated oil and gas production protected for the remainder of 2017 and is in the process of accumulating additional hedges in 2018. This disciplined, risk-management program consists of systematic hedges added on a quarterly basis and discretionary hedges that take advantage of favorable market conditions.

Operating Cash Flow Expands 54 Percent

Devon’s reported net earnings totaled $565 million or $1.07 per diluted share in the first quarter. Adjusting for items securities analysts typically exclude from their published estimates, the company’s core earnings totaled $217 million or $0.41 per diluted share in the first quarter, exceeding consensus expectations.

The company’s profitability in the first quarter was attributable to strong production growth, higher commodity prices and an improved cost structure. These factors also strengthened Devon’s operating cash flow to $834 million, a 54 percent increase from the fourth quarter of 2016.

Multi-Year Growth Targets Firmly on Track

Based on the strong first-quarter operating performance, Devon is firmly on track to deliver on its previously announced U.S. oil production growth targets of 13 to 17 percent in 2017 (compared to the fourth quarter of 2016). This high-margin growth will be driven by Devon’s STACK and Delaware Basin assets, which are projected to deliver top-line production growth of greater than 30 percent in 2017.

To achieve these growth targets, the company expects to invest between $2.0 billion and $2.3 billion of E&P capital in 2017 (no change from prior guidance), with nearly 90 percent of the capital dedicated to U.S. resource plays. The company plans to steadily increase drilling activity throughout the year to as many as 20 operated rigs by year end.

Looking ahead to 2018, the operational momentum created by accelerated drilling activity in the STACK and Delaware Basin is expected to expand light-oil production in the U.S. by approximately 20 percent compared to 2017.

Second-Quarter Production Outlook

Detailed forward-looking guidance for the second quarter and full-year 2017 is provided later in the release. Of note, in the second quarter, Devon expects oil production to range from 230,000 to 240,000 barrels per day due to a planned turnaround at the company’s Jackfish 3 facility and the timing of completions and new well tie-ins within the U.S.

The reduced completion and tie-in activity in the second quarter within the U.S. is expected to be driven entirely by the company’s Eagle Ford asset. In the first quarter, due to efficiency gains, the company and its partner brought online more wells in the Eagle Ford than planned. In spite of this timing difference, the company’s capital and production plan is on track for both the first half of 2017 and the full year.

Non-GAAP Reconciliations

Pursuant to regulatory disclosure requirements, Devon is required to reconcile non-GAAP (generally accepted accounting principles) financial measures to the related GAAP information. Core earnings and core earnings per share referenced within the commentary of this release are non-GAAP financial measures. Reconciliations of these and other non-GAAP measures are provided within the tables of this release.

Conference Call Webcast and Supplemental Earnings Materials

Please note that as soon as practicable today, Devon will post an operations report to its website at www.devonenergy.com. The company’s first-quarter conference call will be held at 10 a.m. Central (11 a.m. Eastern) on Wednesday, May 3, 2017, and will serve primarily as a forum for analyst and investor questions and answers.

Forward-Looking Statements

This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission (SEC). Such statements include those concerning strategic plans, expectations and objectives for future operations, and are often identified by use of the words “expects,” “believes,” “will,” “would,” “could,” “forecasts,” “projections,” “estimates,” “plans,” “expectations,” “targets,” “opportunities,” “potential,” “anticipates,” “outlook” and other similar terminology. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company. Statements regarding our business and operations are subject to all of the risks and uncertainties normally incident to the exploration for and development and production of oil and gas. These risks include, but are not limited to: the volatility of oil, gas and NGL prices; uncertainties inherent in estimating oil, gas and NGL reserves; the extent to which we are successful in acquiring and discovering additional reserves; the uncertainties, costs and risks involved in exploration and development activities; risks related to our hedging activities; counterparty credit risks; regulatory restrictions, compliance costs and other risks relating to governmental regulation, including with respect to environmental matters; risks relating to our indebtedness; our ability to successfully complete mergers, acquisitions and divestitures; the extent to which insurance covers any losses we may experience; our limited control over third parties who operate our oil and gas properties; midstream capacity constraints and potential interruptions in production; competition for leases, materials, people and capital; cyberattacks targeting our systems and infrastructure; and any of the other risks and uncertainties identified in our Form 10-K and our other filings with the SEC. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. The forward-looking statements in this press release are made as of the date of this press release, even if subsequently made available by Devon on its website or otherwise. Devon does not undertake any obligation to update the forward-looking statements as a result of new information, future events or otherwise.

The SEC permits oil and gas companies, in their filings with the SEC, to disclose only proved, probable and possible reserves that meet the SEC’s definitions for such terms, and price and cost sensitivities for such reserves, and prohibits disclosure of resources that do not constitute such reserves. This release may contain certain terms, such as resource potential, potential locations, risked and unrisked locations, estimated ultimate recovery (or EUR), exploration target size and other similar terms. These estimates are by their nature more speculative than estimates of proved, probable and possible reserves and accordingly are subject to substantially greater risk of being actually realized. The SEC guidelines strictly prohibit us from including these estimates in filings with the SEC. Investors are urged to consider closely the disclosure in our Form 10-K, available at www.devonenergy.com. You can also obtain this form from the SEC by calling 1-800-SEC-0330 or from the SEC’s website at www.sec.gov.

About Devon Energy

Devon Energy is a leading independent energy company engaged in finding and producing oil and natural gas. Based in Oklahoma City and included in the S&P 500, Devon operates in several of the most prolific oil and natural gas plays in the U.S. and Canada with an emphasis on a balanced portfolio. The company is the second-largest oil producer among North American onshore independents. For more information, please visit www.devonenergy.com.

Investor Contacts	Media Contact

Scott Coody, 405-552-4735	John Porretto, 405-228-7506
Chris Carr, 405-228-2496

DEVON ENERGY CORPORATION

FINANCIAL AND OPERATIONAL INFORMATION

PRODUCTION NET OF ROYALTIES

	Quarter Ended
	March 31,
	2017	2016
Oil and bitumen (MBbls/d)
U. S. - Core	123	142
Heavy Oil	138	126

Retained assets	261	268
Divested assets	—	17

Total	261	285

Natural gas liquids (MBbls/d)
U. S. - Core	98	115
Divested assets	—	22

Total	98	137

Gas (MMcf/d)
U. S. - Core	1,205	1,351
Heavy Oil	23	15

Retained assets	1,228	1,366
Divested assets	—	215

Total	1,228	1,581

Oil equivalent (MBoe/d)
U. S. - Core	422	482
Heavy Oil	141	129

Retained assets	563	611
Divested assets	—	74

Total	563	685

KEY OPERATING STATISTICS BY REGION

	Quarter Ended March 31, 2017
	Avg. Production	Gross Wells	Operated Rigs at
	(MBoe/d)	Drilled	March 31, 2017
STACK	95	61	7
Delaware Basin	54	12	4
Eagle Ford (1)	83	39	2
Heavy Oil	141	39	1
Barnett Shale	158	—	—
Rockies Oil	17	7	1
Other assets	15	3	—

Total	563	161	15

(1)	Includes partner rig.

DEVON ENERGY CORPORATION

FINANCIAL AND OPERATIONAL INFORMATION

PRODUCTION TREND

	2016				2017
	Quarter 1	Quarter 2	Quarter 3	Quarter 4	Quarter 1
Oil and bitumen (MBbls/d)
STACK	15	19	21	19	21
Delaware Basin	38	36	31	29	30
Eagle Ford	59	41	33	34	48
Heavy Oil	126	121	137	139	138
Barnett Shale	1	1	1	1	1
Rockies Oil	17	15	11	11	13
Other assets	12	11	11	11	10

Retained assets	268	244	245	244	261
Divested assets	17	15	6	—	—

Total	285	259	251	244	261

Natural gas liquids (MBbls/d)
STACK	30	30	23	21	26
Delaware Basin	12	13	12	10	10
Eagle Ford	24	17	13	11	15
Barnett Shale	46	46	44	43	43
Rockies Oil	1	1	1	1	1
Other assets	2	3	3	4	3

Retained assets	115	110	96	90	98
Divested assets	22	21	8	—	—

Total	137	131	104	90	98

Gas (MMcf/d)
STACK	306	289	292	284	287
Delaware Basin	84	99	92	89	88
Eagle Ford	144	103	85	90	119
Heavy Oil	15	28	18	18	23
Barnett Shale	768	757	730	710	683
Rockies Oil	32	31	19	17	15
Other assets	17	14	13	13	13

Retained assets	1,366	1,321	1,249	1,221	1,228
Divested assets	215	206	75	—	—

Total	1,581	1,527	1,324	1,221	1,228

Oil equivalent (MBoe/d)
STACK	96	97	92	88	95
Delaware Basin	63	65	59	54	54
Eagle Ford	107	76	61	60	83
Heavy Oil	129	126	140	141	141
Barnett Shale	175	173	166	163	158
Rockies Oil	23	21	16	15	17
Other assets	18	16	16	16	15

Retained assets	611	574	550	537	563
Divested assets	74	70	27	—	—

Total	685	644	577	537	563

DEVON ENERGY CORPORATION

FINANCIAL AND OPERATIONAL INFORMATION

BENCHMARK PRICES

(average prices)

	Quarter 1
	2017	2016
Oil ($/Bbl) - West Texas Intermediate (Cushing)	$52.00	$33.66
Natural Gas ($/Mcf) - Henry Hub	$3.32	$2.09

REALIZED PRICES

	Quarter Ended March 31, 2017
	Oil /Bitumen	NGL	Gas	Total
	(Per Bbl)	(Per Bbl)	(Per Mcf)	(Per Boe)
United States	$49.65	$15.46	$2.68	$25.86
Canada	$26.30	N/M	N/M	$25.73

Realized price without hedges	$37.33	$15.46	$2.68	$25.82
Cash settlements	$0.50	$—	$(0.03)	$0.15

Realized price, including cash settlements	$37.83	$15.46	$2.65	$25.97

	Quarter Ended March 31, 2016
	Oil /Bitumen	NGL	Gas	Total
	(Per Bbl)	(Per Bbl)	(Per Mcf)	(Per Boe)
United States	$28.74	$6.84	$1.53	$14.22
Canada	$9.18	N/M	N/M	$8.95

Realized price without hedges	$20.06	$6.84	$1.53	$13.23
Cash settlements	$—	$—	$0.13	$0.30

Realized price, including cash settlements	$20.06	$6.84	$1.66	$13.53

DEVON ENERGY CORPORATION

FINANCIAL AND OPERATIONAL INFORMATION

CONSOLIDATED STATEMENTS OF EARNINGS

(in millions, except per share amounts)

	Quarter Ended March 31,
	2017	2016
Oil, gas and NGL sales	$1,309	$825
Oil, gas and NGL derivatives	232	33
Marketing and midstream revenues	2,010	1,268
Asset dispositions and other	(4)	—

Total revenues and other	3,547	2,126

Lease operating expenses	386	444
Marketing and midstream operating expenses	1,803	1,066
General and administrative expenses	181	194
Production and property taxes	85	78
Depreciation, depletion and amortization	381	542
Asset impairments	7	3,035
Restructuring and transaction costs	—	247
Other operating items	(2)	20

Total operating expenses	2,841	5,626

Operating income (loss)	706	(3,500)
Net financing costs	127	164
Other nonoperating items	(19)	21

Earnings (loss) before income taxes	598	(3,685)
Income tax expense (benefit)	19	(217)

Net earnings (loss)	579	(3,468)
Net earnings (loss) attributable to noncontrolling interests	14	(412)

Net earnings (loss) attributable to Devon	$565	$(3,056)

Net earnings (loss) per share attributable to Devon:
Basic	$1.08	$(6.44)
Diluted	$1.07	$(6.44)

Weighted average common shares outstanding:
Basic	525	479
Diluted	528	479

DEVON ENERGY CORPORATION

FINANCIAL AND OPERATIONAL INFORMATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

	Quarter Ended
	March 31,
	2017	2016
Cash flows from operating activities:
Net earnings (loss)	$579	$(3,468)
Adjustments to reconcile net earnings (loss) to net cash from operating activities:
Depreciation, depletion and amortization	381	542
Asset impairments	7	3,035
Gains and losses on asset sales	4	—
Deferred income tax benefit	(1)	(207)
Commodity derivatives	(232)	(33)
Cash settlements on commodity derivatives	8	19
Other derivatives and financial instruments	(9)	227
Cash settlements on other derivatives and financial instruments	(2)	(123)
Asset retirement obligation accretion	17	19
Amortization of stock-based compensation	46	108
Other	—	(194)
Net change in working capital	15	214
Change in long-term other assets	1	53
Change in long-term other liabilities	20	(27)

Net cash from operating activities	834	165

Cash flows from investing activities:
Capital expenditures	(747)	(749)
Acquisitions of property, equipment and businesses	(20)	(1,627)
Proceeds from sale of investment	190	—
Divestitures of property and equipment	38	18
Other	(3)	(1)
Net cash from investing activities	(542)	(2,359)

Cash flows from financing activities:
Borrowings of long-term debt, net of issuance costs	813	396
Repayments of long-term debt	(587)	(259)
Payment of installment payable	(250)	—
Net short-term debt repayments	—	(626)
Issuance of common stock	—	1,469
Issuance of subsidiary units	55	727
Dividends paid on common stock	(32)	(125)
Contributions from noncontrolling interests	21	3
Distributions to noncontrolling interests	(81)	(73)
Taxes for share-based compensation	(61)	(18)
Other	(2)	(1)
Net cash from financing activities	(124)	1,493

Effect of exchange rate changes on cash	(8)	26

Net change in cash and cash equivalents	160	(675)
Cash and cash equivalents at beginning of period	1,959	2,310
Cash and cash equivalents at end of period	$2,119	$1,635

DEVON ENERGY CORPORATION

FINANCIAL AND OPERATIONAL INFORMATION

CONSOLIDATED BALANCE SHEETS

(in millions)

	March 31, 2017	December 31, 2016
Current assets:
Cash and cash equivalents	$2,119	$1,959
Accounts receivable	1,320	1,356
Assets held for sale	—	193
Other current assets	336	264

Total current assets	3,775	3,772

Property and equipment, at cost:
Oil and gas, based on full cost accounting:
Subject to amortization	76,421	75,648
Not subject to amortization	3,096	3,437

Total oil and gas	79,517	79,085
Midstream and other	10,701	10,455

Total property and equipment, at cost	90,218	89,540
Less accumulated depreciation, depletion and amortization	(73,797)	(73,350)

Property and equipment, net	16,421	16,190

Goodwill	3,964	3,964
Other long-term assets	1,974	1,987

Total assets	$26,134	$25,913

Current liabilities:
Accounts payable	$638	$642
Revenues and royalties payable	991	908
Other current liabilities	841	1,066

Total current liabilities	2,470	2,616

Long-term debt	10,381	10,154
Asset retirement obligations	1,067	1,226
Other long-term liabilities	643	894
Deferred income taxes	651	648
Stockholders’ equity:
Common stock	53	52
Additional paid-in capital	7,207	7,237
Accumulated deficit	(1,081)	(1,646)
Accumulated other comprehensive earnings	287	284

Total stockholders’ equity attributable to Devon	6,466	5,927
Noncontrolling interests	4,456	4,448

Total stockholders’ equity	10,922	10,375

Total liabilities and stockholders’ equity	$26,134	$25,913

Common shares outstanding	526	523

DEVON ENERGY CORPORATION

FINANCIAL AND OPERATIONAL INFORMATION

CONSOLIDATING STATEMENTS OF OPERATIONS

(in millions)

	Quarter Ended March 31, 2017
	Devon U.S. & Canada	EnLink	Eliminations	Total
Oil, gas and NGL sales	$1,309	$—	$—	$1,309
Oil, gas and NGL derivatives	232	—	—	232
Marketing and midstream revenues	859	1,322	(171)	2,010
Asset dispositions and other	1	(5)	—	(4)

Total revenues and other	2,401	1,317	(171)	3,547

Lease operating expenses	386	—	—	386
Marketing and midstream operating expenses	879	1,095	(171)	1,803
General and administrative expenses	145	36	—	181
Production and property taxes	74	11	—	85
Depreciation, depletion and amortization	253	128	—	381
Asset impairments	—	7	—	7
Other operating items	15	(17)	—	(2)

Total operating expenses	1,752	1,260	(171)	2,841

Operating income	649	57	—	706
Net financing costs	82	45	—	127
Other nonoperating items	(19)	—	—	(19)

Earnings before income taxes	586	12	—	598
Income tax expense	16	3	—	19

Net earnings	570	9	—	579
Net earnings attributable to noncontrolling interests	—	14	—	14

Net earnings (loss) attributable to Devon	$570	$(5)	$—	$565

OTHER KEY STATISTICS

(in millions)

	Quarter Ended March 31, 2017
	Devon U.S. & Canada	EnLink	Eliminations	Total
Cash flow statement related items:
Operating cash flow	$657	$177	$—	$834
Proceeds from sale of investment	$—	$190	$—	$190
Capital expenditures	$(491)	$(256)	$—	$(747)
Payment of installment payable	$—	$(250)	$—	$(250)
Debt activity, net	$—	$226	$—	$226
EnLink distributions received (paid)	$66	$(147)	$—	$(81)
Issuance of subsidiary units	$—	$55	$—	$55

Balance sheet statement items:
Net debt (1)	$4,756	$3,506	$—	$8,262

(1)	Net debt is a non-GAAP measure. For a reconciliation of the comparable GAAP measure, see “Non-GAAP Financial Measures” later in this release.

DEVON ENERGY CORPORATION

FINANCIAL AND OPERATIONAL INFORMATION

CAPITAL EXPENDITURES

(in millions)

Quarter Ended March 31, 2017
Exploration and development capital	$423
Land and other acquisitions	20

Exploration and production (E&P) capital	443
Capitalized G&A and interest	76
Other	14

Devon capital expenditures (1)	$533

(1)	Excludes $248 million attributable to EnLink for the first quarter of 2017.

DEVON ENERGY CORPORATION

FINANCIAL AND OPERATIONAL INFORMATION

NON-GAAP FINANCIAL MEASURES

This press release includes non-GAAP financial measures. These non-GAAP measures are not alternatives to GAAP measures, and you should not consider these non-GAAP measures in isolation or as a substitute for analysis of our results as reported under GAAP. Below is additional disclosure regarding each of the non-GAAP measures used in this press release, including reconciliations to their most directly comparable GAAP measure.

CORE EARNINGS

Devon’s reported net earnings include items of income and expense that are typically excluded by securities analysts in their published estimates of the company’s financial results. Accordingly, the company also uses the measures of core earnings and core earnings per share attributable to Devon. Devon believes these non-GAAP measures facilitate comparisons of its performance to earnings estimates published by securities analysts. Devon also believes these non-GAAP measures can facilitate comparisons of its performance between periods and to the performance of its peers. The following table summarizes the effects of these items on first-quarter 2017 earnings.

(in millions, except per share amounts)	Quarter Ended March 31, 2017
	Before-tax	After-tax	After Noncontrolling Interests	Per Share
Earnings attributable to Devon (GAAP)	$598	$579	$565	$1.07
Adjustments:
Fair value changes in financial instruments and foreign currency	(250)	(164)	(161)	(0.32)
Deferred tax asset valuation allowance	—	(192)	(192)	(0.36)
Gains and losses on asset sales	4	4	2	0.01
Asset impairments	7	6	3	0.01

Core earnings attributable to Devon (Non-GAAP)	$359	$233	$217	$0.41

NET DEBT

Devon defines net debt as debt less cash and cash equivalents and net debt attributable to the consolidation of EnLink Midstream as presented in the following table. Devon believes that netting these sources of cash against debt and adjusting for EnLink net debt provides a clearer picture of the future demands on cash from Devon to repay debt.

(in millions)	March 31, 2017
	Devon U.S. & Canada	EnLink	Devon Consolidated
Total debt (GAAP)	$6,860	$3,521	$10,381
Less cash and cash equivalents	(2,104)	(15)	(2,119)

Net debt (Non-GAAP)	$4,756	$3,506	$8,262

DEVON ENERGY CORPORATION

FORWARD LOOKING GUIDANCE

PRODUCTION GUIDANCE

	Quarter 2		Full Year
	Low	High	Low	High
Oil and bitumen (MBbls/d)
U.S.	110	115	119	123
Heavy Oil	120	125	130	135

Total	230	240	249	258

Natural gas liquids (MBbls/d)
Total	97	102	95	100
Gas (MMcf/d)
U.S.	1,140	1,170	1,160	1,200
Heavy Oil	14	18	14	16

Total	1,154	1,188	1,174	1,216

Oil equivalent (MBoe/d)
U.S.	397	412	407	423
Heavy Oil	122	128	132	138

Total	519	540	539	561

PRICE REALIZATIONS GUIDANCE
	Quarter 2		Full Year
	Low	High	Low	High
Oil and bitumen - % of WTI
U.S.	88%	98%	88%	98%
Canada	57%	67%	50%	60%
NGL - realized price	$12	$15	$13	$16
Natural gas - % of Henry Hub	75%	85%	76%	86%

DEVON ENERGY CORPORATION

FORWARD LOOKING GUIDANCE

OTHER GUIDANCE ITEMS

	Quarter 2		Full Year
($ millions, except %)	Low	High	Low	High
Marketing & midstream operating profit	$215	$235	$900	$950
Lease operating expenses	$370	$420	$1,500	$1,600
General & administrative expenses (1)	$185	$205	$630	$690
Production and property taxes	$70	$80	$275	$325
Depreciation, depletion and amortization	$385	$435	$1,650	$1,750
Other operating items	$10	$20	$70	$80
Net financing costs	$125	$135	$485	$535
Current income tax rate	5.0%	15.0%	5.0%	15.0%
Deferred income tax rate	20.0%	30.0%	20.0%	30.0%

Total income tax rate	25.0%	45.0%	25.0%	45.0%

Net earnings attributable to noncontrolling interests	$10	$20	$50	$100

(1) Includes $20 million of non-recurring charges primarily related to severance. CAPITAL EXPENDITURES GUIDANCE
	Quarter 2		Full Year
(in millions)	Low	High	Low	High
Exploration and development	$525	$575	$2,000	$2,300
Capitalized G&A	55	65	200	250
Capitalized interest	15	20	60	90
Other	5	15	25	50

Devon capital expenditures (1)	$600	$675	$2,285	$2,690

(1) Excludes capital expenditures related to EnLink.

DEVON ENERGY CORPORATION

FORWARD LOOKING GUIDANCE

COMMODITY HEDGES

	Oil Commodity Hedges
	Price Swaps		Price Collars
Period	Volume (Bbls/d)	Weighted Average Price ($/Bbl)	Volume (Bbls/d)	Weighted Average Floor Price ($/Bbl)	Weighted Average Ceiling Price ($/Bbl)
Q2-Q4 2017	74,615	$54.34	64,342	$45.63	$57.96
Q1-Q4 2018	6,592	$53.40	15,921	$46.88	$56.88

	Oil Basis Swaps
Period	Index	Volume (Bbls/d)	Weighted Average Differential to WTI ($/Bbl)
Q2-Q4 2017	Western Canadian Select	75,622	$(14.71)
Q2-Q4 2017	Midland Sweet	20,000	$(0.41)

	Natural Gas Commodity Hedges
	Price Swaps		Price Collars
Period	Volume (MMBtu/d)	Weighted Average Price ($/MMBtu)	Volume (MMBtu/d)	Weighted Average Floor Price ($/MMBtu)	Weighted Average Ceiling Price ($/MMBtu)
Q2-Q4 2017	206,600	$3.19	424,800	$2.99	$3.39
Q1-Q4 2018	78,836	$3.18	41,918	$3.31	$3.65

Devon’s oil derivatives settle against the average of the prompt month NYMEX West Texas Intermediate futures price. Devon’s natural gas derivatives settle against the Inside FERC first of the month Henry Hub index. Commodity hedge positions are shown as of April 25, 2017.